Acura Pharmaceuticals Partners with Egalet Corporation to Commercialize

Immediate Release Oxycodone Product Utilizing Acura’s Aversion®
(Abuse-Deterrent) Technology

Palatine, IL (January 8, 2015) - Acura Pharmaceuticals, Inc. (NASDAQ: ACUR), today announced that the Company has entered into a Collaboration and License Agreement (the “Agreement”) with Egalet US, Inc. and Egalet Ltd. (together “Egalet”, subsidiaries of Egalet Corporation (NASDAQ: EGLT), which is also a party to the Agreement with obligations thereunder) granting Egalet exclusive worldwide rights to commercialize Acura’s immediate release oxycodone hydrochloride tablets product which incorporates Acura’s patented Aversion® (abuse-deterrent) Technology platform. The licensed product, formerly known as Oxecta, will be marketed by Egalet under the name OXAYDO™. OXAYDO is FDA approved in 5mg and 7.5mg strengths for the treatment of acute and chronic moderate to severe pain.

Acura and Egalet will form a joint steering committee to coordinate commercialization strategies and the development of product line extensions. Egalet will be responsible for all commercial, regulatory and manufacturing activities. The parties are working to transition the product to Egalet for commercial launch in the U.S. as soon as commercially practical.

The Agreement provides for an upfront cash payment of $5.0 million to Acura upon execution, with an additional $2.5 million due upon the later of (i) June 30, 2015 and (ii) the first commercial sale of the Product in the U.S.; but in no event later than January 1, 2016. Acura is to receive an additional one-time payment of $12.5 million when annual world-wide net sales of OXAYDO first reach $150 million in a calendar year. Acura is also to receive a stepped royalty at percentage rates from mid-single digits to double digits based on the level of OXAYDO world-wide net sales in a calendar year (including any product line extensions). Royalties will be payable on the first commercial sale of OXAYDO and expire, on a country-by-country basis, upon the expiration of Acura’s patent in such country.

Bob Jones, President and CEO said, “We are excited to partner with Egalet who, like us, is committed to address the problem of prescription opioid abuse. We believe Egalet shares our objective of aggressively bringing OXAYDO to the market and introducing the product to the healthcare community. Egalet is developing complementary extended-release abuse-deterrent technologies that could create, long term, an exciting portfolio of products to treat pain”.

The Company will host a conference call to discuss the Agreement with Egalet on Friday, January 9, 2015 at 8:30 a.m. ET. To participate in the live conference call, please dial 888-287-5563 (U.S. and Canada) five to ten minutes prior to the start of the call. The participant passcode is 1231950.

About Acura Pharmaceuticals

Acura Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development and commercialization of product candidates intended to address medication abuse and misuse, utilizing its proprietary LIMITX™, AVERSION® and IMPEDE® Technologies. LIMITX contains ingredients that are intended to reduce or limit the rate or extent of opioid release when multiple tablets are ingested. AVERSION contains polymers that cause the drug to gel when dissolved; it also contains compounds that irritate the nasal passages if the product is snorted. IMPEDE is designed to disrupt the processing of pseudoephedrine from tablets into methamphetamine.

In June 2011, the U.S. Food and Drug Administration approved our oxycodone HCl immediate-release tablets which incorporate the AVERSION Technology. The Company has a development pipeline of additional AVERSION Technology products containing other opioids.

In December 2012, the Company commenced commercialization of NEXAFED® (pseudoephedrine HCl), a 30 mg immediate-release abuse-deterrent decongestant. This next generation pseudoephedrine tablet combines effective nasal congestion relief with IMPEDE Technology, a unique polymer matrix that disrupts the conversion of pseudoephedrine into the dangerous drug, methamphetamine.

Forward-Looking Statements

This release contains forwarding-looking statements which reflect management’s current view of future events and operations, including, but not limitation to; statements pertaining to the potential of OXAYDO™ to reduce prescription opioid abuse; statements pertaining to the expected timetable for launch of OXAYDO™; and statements pertaining to the potential success of the Company’s collaboration with Egalet, including the payments to be received under the Agreement and market acceptance of OXAYDO. These forward-looking statements involve certain significant risks and uncertainties and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some important factors that may cause actual results to differ materially from the forward-looking statements include dependence on the successful launch and commercialization of OXAYDO™; dependence on Egalet’s ability to successfully manufacture or have manufactured OXAYDO™ for commercial sale; dependence on Acura’s and Egalet’s compliance with FDA and other government regulations that relate to their respective businesses; dependence on the successful development and commercialization of product line extensions to OXAYDO™; and dependence on unexpected changes in technologies and technological advances. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of Acura’s Form 10-K for the year end December 31, 2013 and Acura’s Form 10-Q for the quarter ended September 30, 2014, each of which are on file with the U.S. Securities and Exchange Commission. Acura does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

Contact:

for Acura Investor Relations

investors@acurapharm.com

847-705-7709

for Acura Media Relations

pr@acurapharm.com

847-705-7709